EXHIBIT 16.1

January 13, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the section entitled “Change of Independent Registered Public Accounting Firm” included in Amendment No. 4 to International Securities Exchange Inc.’s Registration Statement No. 333-117145 on Form S-1 to be dated January 13, 2005, and have the following comments on this section:

1.	We agree with the statements made in paragraphs 1, 3, 4 and 6.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 2 and 5.

Yours truly,

/s/    DELOITTE & TOUCHE LLP

New York, New York